EXHIBIT 99.1

Net Asset Value

We calculate net asset value (“Net Asset Value”) in accordance with our valuation policies and procedures. The table that follows provides a breakdown of the major components of our Net Asset Value as November 30, 2025 ($ in thousands):

Components of Net Asset Value
Investments at fair value (cost of $806,993)	$812,941
Cash and cash equivalents	10,001
Other liabilities	(10,166)
Net Asset Value	$812,776